Exhibit 99

MEDIA:
Heidi Barker Sa Shekhem	630-623-3791
Becca Hary	630-623-7293

INVESTORS:
Kathy Martin	630-623-7833

McDONALD’S ANNOUNCES CHIEF OPERATING OFFICER TIM FENTON
TO RETIRE AND GLOBAL MANAGEMENT RESTRUCTURE

(OAK BROOK, Ill., March 20, 2014) - McDonald’s President and Chief Executive Officer Don Thompson today announced that Chief Operating Officer Tim Fenton, 56, has decided to retire from McDonald’s Corp., effective October 1, 2014. He will continue to serve as COO during a brief transition period, and thereafter, as a Special Advisor to Thompson focused on global franchising, restaurant portfolio optimization and other strategic business initiatives.
Upon notification of Fenton’s retirement, the Board of Directors approved several reporting structure changes designed to continue driving McDonald’s business for the long-term. McDonald’s Area of the World presidents, responsible for the operations of McDonald's 35,000 restaurants worldwide, will now report directly to Thompson. The company will not replace the COO role, but will broaden responsibilities for two senior leaders. Pete Bensen, 51, Executive Vice President and Chief Financial Officer, will assume oversight for Worldwide Supply Chain, Development and Franchising functions. Steve Easterbrook, 46, Executive Vice President and Global Chief Brand Officer, will assume oversight for the Restaurant Solutions Group; Corporate Strategy; and the Global CSR, Sustainability and Philanthropy department. The Board has elected Bensen and Easterbrook Senior Executive Vice Presidents.
“We are confident that Pete, Steve and our global leadership team will remain focused on driving the business forward and delivering an outstanding restaurant experience to our 70 million customers we serve daily around the world,” said Thompson.

Thompson continued, "On behalf of the entire McDonald's System, I salute Tim for his 41 years of continuous service to McDonald’s, and want to thank him for his countless contributions to our business. We have benefitted greatly from his international experience, deep commitment to operational excellence and proven track record of success."

"I’m making a difficult and personal decision to retire,” said Fenton. “It’s widely known that I battle severe asthma. I simply cannot continue to meet the global travel demands of this position and will focus on improving my health closer to home. I intend to always be of service to this great company, our employees, customers and suppliers."

About Tim Fenton

Fenton joined McDonald's in 1973 as a crew member in Utica, N.Y. He has held a variety of leadership roles throughout his McDonald's career, including President of McDonald's Asia-Pacific, Middle East and Africa (APMEA). Prior to that, he served as President of the East Division for McDonald's USA. Before joining the U.S. business, he was Senior Vice President of Southeast Asia-Pacific, Middle East and Africa, Vice President and Managing Director of McDonald's Middle East Development Company and served in numerous operations and leadership positions in Asia, Poland, Central Europe and the U.S.

ABOUT McDONALD'S
McDonald's is the world's leading global food service retailer with more than 35,000 locations serving approximately 70 million customers in more than 100 countries each day. More than 80% of McDonald's restaurants worldwide are owned and operated by independent local business men and women. To learn more about the company, please visit: www.aboutmcdonalds.com and follow us on Facebook (http://www.facebook.com/mcdonaldscorp) and Twitter (http://twitter.com/McDonaldsCorp).